Exhibit (99)

FOR IMMEDIATE RELEASE

Contacts:	John Hulbert, Investors, (612) 761-6627
Joe Poulos, Media, (612) 761-0042
Target Media Hotline, (612) 696-3400

Target Corporation Reports Fourth Quarter and Full-Year 2021 Earnings

Q4 2021 Highlights
•Comparable sales grew 8.9 percent, on top of 20.5 percent in Q4 2020.
•Comparable traffic grew 8.1 percent on top of 6.5 percent in Q4 2020.
•More than 95 percent of Target’s fourth quarter sales were fulfilled by its stores.
•EPS established an all-time high with GAAP EPS of $3.21 and Adjusted EPS1 of $3.19, despite significant investments in team, price, and inventory availability.

Full-Year 2021 Highlights
•Target delivered $106 billion in total revenue, having grown nearly $28 billion, or more than 35 percent over the past two years.
•Comparable sales grew 12.7 percent, on top of 19.3 percent in 2020.
•Comparable traffic grew 12.3 percent, on top of 3.7 percent in 2020.
•Total sales have grown more than $27 billion since 2019, reflecting more than $14 billion of additional store sales and digital sales growth of nearly $13 billion.
•All five core merchandise categories delivered double-digit comparable sales growth in 2021, on top of unprecedented growth in 2020.
•Operating income margin rate of 8.4 percent expanded nearly 150 basis points from 2020.
•GAAP EPS from continuing operations of $14.10 was 63.1 percent higher than last year, while Adjusted EPS of $13.56 grew 44.0 percent compared with 2020. Both GAAP and Adjusted EPS have more than doubled since 2019.

For additional media materials, please visit:
https://corporate.target.com/article/2022/03/q4-fy2021
– more –

[1]Adjusted EPS, a non-GAAP financial measure, excludes the impact of certain discretely managed items. See the tables of this release for additional information about the items that have been excluded from Adjusted EPS.

Target Corporation Reports Fourth Quarter and Full-Year 2021 Earnings — Page 2 of 13

MINNEAPOLIS (March 1, 2022) – Target Corporation (NYSE: TGT) today announced its fourth-quarter and full-year 2021 results. The Company reported fourth-quarter GAAP earnings per share (EPS) from continuing operations of $3.21, compared with $2.73 in 2020, and $14.10 for full-year 2021, compared with $8.64 in 2020. Adjusted EPS was $3.19 for the fourth quarter, compared with $2.67 in 2020, and $13.56 for the full-year, compared with $9.42 in 2020. Full-year GAAP EPS included a $335 million pretax gain on the sale of Dermstore, which was excluded from Adjusted EPS. The attached tables provide a reconciliation of non-GAAP to GAAP measures. All earnings per share figures refer to diluted EPS.

“Our strong fourth-quarter performance capped off a year of record growth in 2021, reinforcing the durability of our business model and our confidence in long-term profitable growth,” said Brian Cornell, chairman and CEO of Target. “As we look ahead, we’ll keep investing and delivering on all that has earned the loyalty and trust of our guests; that starts with our outstanding team and includes continued differentiation through affordability, assortment, ease and convenience.”

Fiscal 2022 Guidance and Quarterly Commentary
For fiscal year 2022, the Company expects low- to mid-single digit revenue growth, an operating margin rate of 8 percent or higher, low-single digit growth in operating margin dollars, and high-single digit growth in Adjusted Earnings per Share.

The Company expects quarterly, year-over-year profit performance will be variable during the year, and generally improve as the year progresses. The company expects its first quarter 2022 operating margin rate will be favorable in relation to historical performance, but well below its first quarter 2021 rate of 9.8 percent.

Long-Term Financial Algorithm
Target has also updated its long-term financial algorithm, which will define the Company’s expectations for annual performance in fiscal years 2023 and beyond. The algorithm specifies annual benchmarks for the following metrics:
•Mid-single digit growth in Total Revenue;
•Mid-single digit growth in Operating Income;
•High-single digit growth in Adjusted EPS;
•CAPEX of $4 to $5 billion; and
•After-tax Return on Invested Capital in the high-20% to 30% range.

– more –

Target Corporation Reports Fourth Quarter and Full-Year 2021 Earnings — Page 3 of 13

Operating Results
The Company’s total comparable sales grew 8.9 percent in the fourth quarter, reflecting comparable stores sales growth of 8.9 percent and digital sales growth of 9.2 percent. Total revenue of $31.0 billion grew 9.4 percent compared with last year, driven by sales growth of 9.4 percent and an 11.1 percent increase in other revenue. Operating income was $2.1 billion in fourth quarter 2021, up 14.1 percent from $1.8 billion in 2020.

Fourth quarter operating income margin rate was 6.8 percent in 2021 compared with 6.5 percent in 2020. Fourth quarter gross margin rate was 25.7 percent, compared with 26.8 percent in 2020, reflecting pressure from increased supply chain costs due to increased compensation and headcount in the Company's distribution centers as well as higher freight and merchandising costs. Fourth quarter SG&A expense rate was 17.9 percent in 2021, compared with 19.2 percent in 2020, reflecting the benefit of leverage resulting from strong revenue growth.

Full-year sales increased 13.2 percent to $104.6 billion from $92.4 billion last year, reflecting a 12.7 percent increase in comparable sales combined with sales from non-mature stores. Full-year revenue of $106.0 billion grew 13.3 percent compared with 2020, reflecting sales growth of 13.2 percent and a 20.2 percent increase in other revenue.

Full-year operating income was $8.9 billion in 2021, an increase of 36.8 percent from $6.5 billion last year. Full-year gross margin rate was 28.3 percent, in line with 28.4 percent in 2020, reflecting pressure from increased supply chain, merchandise, and freight costs largely offset by favorable category mix and lower markdowns. Full-year SG&A expense rate was 18.6 percent in 2021, compared with 19.9 percent in 2020, reflecting significant leverage on fixed costs that offset investments in team member pay and benefits.

Interest Expense and Taxes
The Company’s fourth quarter 2021 net interest expense was $104 million, in line with $106 million last year.

Full-year 2021 net interest expense was $421 million, compared with $977 million in 2020, which included a $512 million loss on early debt retirement.

Fourth quarter 2021 effective income tax rate was 23.4 percent, compared with 20.2 percent last year. The Company’s full-year 2021 effective income tax rate from continuing operations was 22.0 percent compared with 21.2 percent in 2020. This increase was driven by significantly higher earnings, which diluted the benefit of fixed and discrete tax items.
– more –

Target Corporation Reports Fourth Quarter and Full-Year 2021 Earnings — Page 4 of 13

Capital Deployment and Return on Invested Capital
The Company paid dividends of $432 million in the fourth quarter, compared with $341 million last year, reflecting a 32.4 percent increase in the dividend per share, partially offset by a decline in average share count.

The Company repurchased $2.3 billion worth of its shares in fourth quarter 2021, retiring 9.7 million shares of common stock at an average price of $237.00. As of the end of the fourth quarter, the Company had approximately $12.3 billion of remaining capacity under the repurchase program approved by Target’s Board of Directors in August 2021.

For the trailing twelve months through fourth quarter 2021, after-tax return on invested capital (ROIC) was 33.1 percent, compared with 23.5 percent for the twelve months through fourth quarter 2020. This increase was driven primarily by increased profitability. The tables in this release provide additional information about the Company’s ROIC calculation.

Webcast Details
Target will webcast its financial community meeting, including a Q&A session, beginning at 8:00 a.m. CST today. Investors and the media are invited to listen to the meeting at Investors.Target.com (click on “2022 Financial Community Meeting, including Fourth Quarter and Full-Year 2021 Earnings” under “upcoming events”). A replay of the webcast will be provided when available.

Miscellaneous
Statements in this release regarding the Company’s future financial performance are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are subject to risks and uncertainties which could cause the Company’s actions to differ materially. The most important risks and uncertainties are described in Item 1A of the Company’s Form 10-K for the fiscal year ended Jan. 30, 2021. Forward-looking statements speak only as of the date they are made, and the Company does not undertake any obligation to update any forward-looking statement.
– more –

Target Corporation Reports Fourth Quarter and Full-Year 2021 Earnings — Page 5 of 13

About Target
Minneapolis-based Target Corporation (NYSE: TGT) serves guests at nearly 2,000 stores and at Target.com, with the purpose of helping all families discover the joy of everyday life. Since 1946, Target has given 5% of its profit to communities, which today equals millions of dollars a week. Additional company information can be found by visiting its corporate website and press center and by following @TargetNews.
For more on the Target Foundation, click here.
# # #

Target Corporation Reports Fourth Quarter and Full-Year 2021 Earnings — Page 6 of 13

TARGET CORPORATION

Consolidated Statements of Operations

	Three Months Ended			Twelve Months Ended
(millions, except per share data) (unaudited)	January 29, 2022	January 30, 2021	Change	January 29, 2022	January 30, 2021	Change
Sales	$30,616	$27,997	9.4%	$104,611	$92,400	13.2%
Other revenue	380	342	11.1	1,394	1,161	20.2
Total revenue	30,996	28,339	9.4	106,005	93,561	13.3
Cost of sales	22,761	20,485	11.1	74,963	66,177	13.3
Selling, general and administrative expenses	5,535	5,448	1.6	19,752	18,615	6.1
Depreciation and amortization (exclusive of depreciation included in cost of sales)	605	570	6.0	2,344	2,230	5.1
Operating income	2,095	1,836	14.1	8,946	6,539	36.8
Net interest expense	104	106	(2.5)	421	977	(56.9)
Net other (income) / expense	(26)	—	NM(a)	(382)	16	NM(a)
Earnings before income taxes	2,017	1,730	16.6	8,907	5,546	60.6
Provision for income taxes	473	350	35.1	1,961	1,178	66.5
Net earnings	$1,544	$1,380	11.9%	$6,946	$4,368	59.0%
Basic earnings per share	$3.24	$2.76	17.7%	$14.23	$8.72	63.2%
Diluted earnings per share	$3.21	$2.73	17.8%	$14.10	$8.64	63.1%
Weighted average common shares outstanding
Basic	476.1	500.8	(4.9)%	488.1	500.6	(2.5)%
Diluted	480.6	506.0	(5.0)%	492.7	505.4	(2.5)%
Antidilutive shares	—	—		—	—
Dividends declared per share	$0.90	$0.68	32.4%	$3.38	$2.70	25.2%
(a)    Not meaningful.

Target Corporation Reports Fourth Quarter and Full-Year 2021 Earnings — Page 7 of 13

TARGET CORPORATION

Consolidated Statements of Financial Position

(millions, except footnotes) (unaudited)	January 29, 2022	January 30, 2021
Assets
Cash and cash equivalents	$5,911	$8,511
Inventory	13,902	10,653
Other current assets	1,760	1,592
Total current assets	21,573	20,756
Property and equipment
Land	6,164	6,141
Buildings and improvements	32,985	31,557
Fixtures and equipment	6,407	5,914
Computer hardware and software	2,505	2,765
Construction-in-progress	1,257	780
Accumulated depreciation	(21,137)	(20,278)
Property and equipment, net	28,181	26,879
Operating lease assets	2,556	2,227
Other noncurrent assets	1,501	1,386
Total assets	$53,811	$51,248
Liabilities and shareholders’ investment
Accounts payable	$15,478	$12,859
Accrued and other current liabilities	6,098	6,122
Current portion of long-term debt and other borrowings	171	1,144
Total current liabilities	21,747	20,125
Long-term debt and other borrowings	13,549	11,536
Noncurrent operating lease liabilities	2,493	2,218
Deferred income taxes	1,566	990
Other noncurrent liabilities	1,629	1,939
Total noncurrent liabilities	19,237	16,683
Shareholders’ investment
Common stock	39	42
Additional paid-in capital	6,421	6,329
Retained earnings	6,920	8,825
Accumulated other comprehensive loss	(553)	(756)
Total shareholders’ investment	12,827	14,440
Total liabilities and shareholders’ investment	$53,811	$51,248
Common Stock Authorized 6,000,000,000 shares, $0.0833 par value; 471,274,073 and 500,877,129 shares issued and outstanding as of January 29, 2022, and January 30, 2021, respectively.

Preferred Stock Authorized 5,000,000 shares, $0.01 par value; no shares were issued or outstanding during any period presented.

Target Corporation Reports Fourth Quarter and Full-Year 2021 Earnings — Page 8 of 13

TARGET CORPORATION

Consolidated Statements of Cash Flows

	Twelve Months Ended
(millions) (unaudited)	January 29, 2022	January 30, 2021
Operating activities
Net earnings	$6,946	$4,368
Adjustments to reconcile net earnings to cash provided by operations:
Depreciation and amortization	2,642	2,485
Share-based compensation expense	228	200
Deferred income taxes	522	(184)
Gain on Dermstore sale	(335)	—
Loss on debt extinguishment	—	512
Noncash losses / (gains) and other, net	67	86
Changes in operating accounts:
Inventory	(3,249)	(1,661)
Other assets	(78)	(137)
Accounts payable	2,628	2,925
Accrued and other liabilities	(746)	1,931
Cash provided by operating activities	8,625	10,525
Investing activities
Expenditures for property and equipment	(3,544)	(2,649)
Proceeds from disposal of property and equipment	27	42
Proceeds from Dermstore sale	356	—
Other investments	7	16
Cash required for investing activities	(3,154)	(2,591)
Financing activities
Additions to long-term debt	1,972	2,480
Reductions of long-term debt	(1,147)	(2,415)
Dividends paid	(1,548)	(1,343)
Repurchase of stock	(7,356)	(745)
Stock option exercises	8	23
Cash required for financing activities	(8,071)	(2,000)
Net (decrease) / increase in cash and cash equivalents	(2,600)	5,934
Cash and cash equivalents at beginning of period	8,511	2,577
Cash and cash equivalents at end of period	$5,911	$8,511

Target Corporation Reports Fourth Quarter and Full-Year 2021 Earnings — Page 9 of 13

TARGET CORPORATION

Operating Results

Rate Analysis	Three Months Ended		Twelve Months Ended
(unaudited)	January 29, 2022	January 30, 2021	January 29, 2022	January 30, 2021
Gross margin rate	25.7%	26.8%	28.3%	28.4%
SG&A expense rate	17.9	19.2	18.6	19.9
Depreciation and amortization (exclusive of depreciation included in cost of sales) expense rate	2.0	2.0	2.2	2.4
Operating income margin rate	6.8	6.5	8.4	7.0
Note: Gross margin rate is calculated as gross margin (sales less cost of sales) divided by sales. All other rates are calculated by dividing the applicable amount by total revenue. Other revenue includes $183 million and $710 million of profit-sharing income under our credit card program agreement for the three and twelve months ended January 29, 2022, respectively, and $178 million and $666 million for the three and twelve months ended January 30, 2021, respectively.

Comparable Sales	Three Months Ended		Twelve Months Ended
(unaudited)	January 29, 2022	January 30, 2021	January 29, 2022	January 30, 2021
Comparable sales change	8.9%	20.5%	12.7%	19.3%
Drivers of change in comparable sales:
Number of transactions	8.1	6.5	12.3	3.7
Average transaction amount	0.7	13.1	0.4	15.0

Comparable Sales by Channel	Three Months Ended		Twelve Months Ended
(unaudited)	January 29, 2022	January 30, 2021	January 29, 2022	January 30, 2021
Stores originated comparable sales change	8.9%	6.9%	11.0%	7.2%
Digitally originated comparable sales change	9.2	118.2	20.8	144.7
Note: Amounts may not foot due to rounding.

Sales by Channel	Three Months Ended		Twelve Months Ended
(unaudited)	January 29, 2022	January 30, 2021	January 29, 2022	January 30, 2021
Stores originated	78.2%	77.9%	81.1%	82.1%
Digitally originated	21.8	22.1	18.9	17.9
Total	100%	100%	100%	100%

Target Corporation Reports Fourth Quarter and Full-Year 2021 Earnings — Page 10 of 13

Sales by Fulfillment Channel	Three Months Ended		Twelve Months Ended
(unaudited)	January 29, 2022	January 30, 2021	January 29, 2022	January 30, 2021
Stores	96.3%	95.3%	96.4%	96.0%
Other	3.7	4.7	3.6	4.0
Total	100%	100%	100%	100%
Note: Sales fulfilled by stores include in-store purchases and digitally originated sales fulfilled by shipping merchandise from stores to guests, Order Pickup, Drive Up, and Shipt.

RedCard Penetration	Three Months Ended		Twelve Months Ended
(unaudited)	January 29, 2022	January 30, 2021	January 29, 2022	January 30, 2021
Target Debit Card	11.5%	12.4%	11.7%	12.3%
Target Credit Cards	8.9	9.3	8.7	9.2
Total RedCard Penetration	20.4%	21.7%	20.5%	21.5%
Note: Amounts may not foot due to rounding.

Number of Stores and Retail Square Feet	Number of Stores		Retail Square Feet (a)
(unaudited)	January 29, 2022	January 30, 2021	January 29, 2022	January 30, 2021
170,000 or more sq. ft.	274	273	49,071	48,798
50,000 to 169,999 sq. ft.	1,516	1,509	190,205	189,508
49,999 or less sq. ft.	136	115	4,008	3,342
Total	1,926	1,897	243,284	241,648
(a)In thousands, reflects total square feet less office, distribution center, and vacant space.

Target Corporation Reports Fourth Quarter and Full-Year 2021 Earnings — Page 11 of 13

TARGET CORPORATION

Reconciliation of Non-GAAP Financial Measures

To provide additional transparency, we have disclosed non-GAAP adjusted diluted earnings per share (Adjusted EPS). This metric excludes certain items presented below. We believe this information is useful in providing period-to-period comparisons of the results of our continuing operations. This measure is not in accordance with, or an alternative to, generally accepted accounting principles in the United States (GAAP). The most comparable GAAP measure is diluted earnings per share. Adjusted EPS should not be considered in isolation or as a substitution for analysis of our results as reported in accordance with GAAP. Other companies may calculate Adjusted EPS differently, limiting the usefulness of the measure for comparisons with other companies.

Reconciliation of Non-GAAP Adjusted EPS	Three Months Ended
	January 29, 2022			January 30, 2021
(millions, except per share data) (unaudited)	Pretax	Net of Tax	Per Share	Pretax	Net of Tax	Per Share	Change
GAAP diluted earnings per share			$3.21			$2.73	17.8%
Adjustments
Gain on investment (a)	$—	$—	$—	$—	$(3)	$(0.01)
Other (b)	(18)	(13)	(0.03)	(5)	(4)	(0.01)
Income tax matters (c)	—	—	—	—	(21)	(0.04)
Adjusted diluted earnings per share			$3.19			$2.67	19.2%
Note: Amounts may not foot due to rounding.

Reconciliation of Non-GAAP Adjusted EPS	Twelve Months Ended
	January 29, 2022			January 30, 2021
(millions, except per share data) (unaudited)	Pretax	Net of Tax	Per Share	Pretax	Net of Tax	Per Share	Change
GAAP diluted earnings per share			$14.10			$8.64	63.1%
Adjustments
Gain on Dermstore Sale	$(335)	$(269)	$(0.55)	$—	$—	$—
Loss on debt extinguishment	—	—	—	512	379	0.75
Loss on investment (a)	—	—	—	19	14	0.03
Other (b)	9	7	0.01	28	20	0.04
Income tax matters (c)	—	—	—	—	(21)	(0.04)
Adjusted diluted earnings per share			$13.56			$9.42	44.0%
Note: Amounts may not foot due to rounding.

(a)Represents a (gain) / loss on our investment in Casper Sleep Inc., which was not core to our continuing operations. We sold this investment during the fourth quarter of 2020.
(b)Other items unrelated to current period operations, none of which were individually significant.
(c)Represents benefits from the resolution of certain income tax matters unrelated to current period operations.

Target Corporation Reports Fourth Quarter and Full-Year 2021 Earnings — Page 12 of 13

Earnings from continuing operations before interest expense and income taxes (EBIT) and earnings from continuing operations before interest expense, income taxes, depreciation and amortization (EBITDA) are non-GAAP financial measures. We believe these measures provide meaningful information about our operational efficiency compared with our competitors by excluding the impact of differences in tax jurisdictions and structures, debt levels, and, for EBITDA, capital investment. These measures are not in accordance with, or an alternative to, GAAP. The most comparable GAAP measure is net earnings from continuing operations. EBIT and EBITDA should not be considered in isolation or as a substitution for analysis of our results as reported in accordance with GAAP. Other companies may calculate EBIT and EBITDA differently, limiting the usefulness of the measures for comparisons with other companies.

EBIT and EBITDA	Three Months Ended			Twelve Months Ended
(dollars in millions) (unaudited)	January 29, 2022	January 30, 2021	Change	January 29, 2022	January 30, 2021	Change
Net earnings from continuing operations	$1,544	$1,380	11.9%	$6,946	$4,368	59.0%
+ Provision for income taxes	473	350	35.1	1,961	1,178	66.5
+ Net interest expense	104	106	(2.5)	421	977	(56.9)
EBIT	$2,121	$1,836	15.5%	$9,328	$6,523	43.0%
+ Total depreciation and amortization (a)	690	637	8.5	2,642	2,485	6.3
EBITDA	$2,811	$2,473	13.7%	$11,970	$9,008	32.9%
(a)Represents total depreciation and amortization, including amounts classified within Depreciation and Amortization and within Cost of Sales.

Target Corporation Reports Fourth Quarter and Full-Year 2021 Earnings — Page 13 of 13

We have also disclosed after-tax ROIC, which is a ratio based on GAAP information, with the exception of the add-back of operating lease interest to operating income. We believe this metric is useful in assessing the effectiveness of our capital allocation over time. Other companies may calculate ROIC differently, limiting the usefulness of the measure for comparisons with other companies.

After-Tax Return on Invested Capital
(dollars in millions)
	Trailing Twelve Months
Numerator	January 29, 2022	January 30, 2021
Operating income	$8,946	$6,539
+ Net other income / (expense)	382	(16)
EBIT	9,328	6,523
+ Operating lease interest (a)	87	87
- Income taxes (b)	2,073	1,404
Net operating profit after taxes	$7,342	$5,206

Denominator	January 29, 2022	January 30, 2021	February 1, 2020
Current portion of long-term debt and other borrowings	$171	$1,144	$161
+ Noncurrent portion of long-term debt	13,549	11,536	11,338
+ Shareholders' investment	12,827	14,440	11,833
+ Operating lease liabilities (c)	2,747	2,429	2,475
- Cash and cash equivalents	5,911	8,511	2,577
Invested capital	$23,383	$21,038	$23,230
Average invested capital (d)	$22,210	$22,134

After-tax return on invested capital	33.1%	23.5%
(a)Represents the add-back to operating income driven by the hypothetical interest expense we would incur if the property under our operating leases were owned or accounted for as finance leases. Calculated using the discount rate for each lease and recorded as a component of rent expense within SG&A. Operating lease interest is added back to Operating Income in the ROIC calculation to control for differences in capital structure between us and our competitors.
(b)Calculated using the effective tax rates for continuing operations, which were 22.0 percent and 21.2 percent for the trailing twelve months ended January 29, 2022, and January 30, 2021, respectively. For the twelve months ended January 29, 2022, and January 30, 2021, includes tax effect of $2.1 billion and $1.4 billion, respectively, related to EBIT and $19 million and $18 million, respectively, related to operating lease interest.
(c)Total short-term and long-term operating lease liabilities included within Accrued and Other Current Liabilities and Noncurrent Operating Lease Liabilities.
(d)Average based on the invested capital at the end of the current period and the invested capital at the end of the comparable prior period.